Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 13, 2014

Contact:                                                Jill McMillan, Director of Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM ANNOUNCES PUBLIC OFFERING OF COMMON UNITS

DALLAS, November 13, 2014 — EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership) today announced the commencement of an underwritten public offering of 10,500,000 common units representing limited partner interests of the Partnership. The Partnership will also grant the underwriters a 30-day option to purchase up to 1,575,000 additional common units.  The Partnership intends to use the net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option, for capital expenditures and general partnership purposes.

Wells Fargo Securities, Barclays, BofA Merrill Lynch and Morgan Stanley are acting as representatives and joint book-running managers for the offering.  In addition, Citigroup, Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co., Jefferies, J.P. Morgan, UBS Investment Bank and RBC Capital Markets are acting as joint book-running managers.  When available, copies of the preliminary prospectus supplement, prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the following addresses:

•                                          Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152. By telephone (800) 326-5897 or by email cmclientsupport@wellsfargo.com;

•                                          Barclays, c/o Broadridge Financial Solutions 1155 Long Island Avenue, Edgewood, NY  11717.  By telephone (888) 603-5847 or by email Barclaysprospectus@broadridge.com;

•                                          BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038. By email dg.prospectus_requests@baml.com;

•                                          Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY  10014.  By email prospectus@morganstanley.com.

You may also obtain these documents free of charge when they are available by visiting the Securities and Exchange Commission’s website at www.sec.gov.

The common units are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements within the meaning of the federal securities laws, including statements regarding the intended use of offering proceeds and other aspects of the offering. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in EnLink Midstream’s filings with the Securities and Exchange Commission. EnLink Midstream has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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